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                                  EXHIBIT 8.1


                 [LETTERHEAD OF BLANK ROME COMISKY & MCCAULEY]


                               November 7, 1997


                                                                  (215) 569-5500

Home Health Corporation of America, Inc.
2200 Renaissance Boulevard, Suite 300
King of Prussia, PA  19406

Attention:  Mr. Bruce Feldman, President

HHCA Acquisition Corporation, Inc.
2200 Renaissance Boulevard, Suite 300
King of Prussia, PA  19406

Attention:  Mr. Bruce Feldman, President

U.S. HomeCare Corporation
Two Hartford Square, West
Hartford, CT  06106

Attention: Mr. Jay C. Huffard, President and Chief Executive Officer

     RE:  ACQUISITION OF U.S. HOMECARE CORPORATION
          ----------------------------------------

Gentlemen:

     You have requested our opinion concerning certain Federal income tax consequences of the merger of HHCA Acquisition Corporation, Inc. a Delaware corporation ("Newco"), with and into U.S. HomeCare Corporation, a New York corporation ("USHO"), pursuant to the Amended and Restated Agreement and Plan of Merger dated as of September 26, 1997 (the "Agreement") by and among Home Health Corporation of America, Inc., a Pennsylvania corporation ("HHCA"), Newco, and USHO, as described in more detail in the Registration Statement on Form S-4 filed on November 7, 1997, by HHCA with the Securities and Exchange
Commission (the "Registration Statement"). Our opinion is based upon our understanding of the facts of and incident to the transaction, as set forth in the Agreement, and upon the condition that those facts and the representations and warranties set forth in the Agreement are true, correct and complete. This opinion is being furnished pursuant to Section 6.1(f) of the Agreement, and all capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Agreement.

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Agreement and such other documents as we have deemed
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Home Health Corporation of America, Inc.
HHCA Acquisition Corporation, Inc.
U.S. HomeCare Corporation
November 7, 1997
Page -2-

necessary or appropriate as a basis for the opinions set forth below. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations and the pertinent judicial authorities and interpretive rulings of the Internal Revenue Service (the "Service").

     Based solely upon the foregoing and provided that the merger and the other transactions contemplated by the Agreement are consummated in the manner described in the Agreement, we are of the opinion that under present law, for federal income tax purposes:

     1. The merger of Newco with and into USHO will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. HHCA, Newco, and USHO each will be "a party to a reorganization" within the meaning of
Section 368(b) of the Code.

     2. No gain or loss will be recognized by USHO, HHCA, or Newco as a result of the merger.

     3. No gain or loss will be recognized by the shareholders of USHO upon their receipt of HHCA Common Stock in exchange for their USHO Common Stock or USHO Preferred Stock, except that shareholders who receive cash proceeds in lieu of fractional interests in HHCA Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their USHO Common Stock or USHO Preferred Stock is held as a capital asset at the Effective Time.

     4. The tax basis of the shares of HHCA Common Stock received by the shareholders of USHO will be same as the tax basis of the USHO Common Stock or USHO Preferred Stock surrendered in exchange therefor.

     5. The holding period of the HHCA Common Stock in the hands of USHO shareholders will include the holding period of their USHO Common Stock or USHO Preferred Stock exchanged therefor, provided such USHO Common Stock or USHO Preferred Stock is held as a capital asset at the Effective Time.

     This letter expresses our views only as to the specific issues addressed above. No opinion is expressed concerning the Federal income tax treatment of the transaction under any provision of the Code not specifically referenced herein. No opinion is expressed with respect to state and local taxes, Federal or state securities law, or any other Federal, state or local law not expressly referenced herein.

     Our opinions set forth our legal judgement, and are not binding on the Service or any other person. Therefore, there can be no assurance that the conclusions set forth herein would be sustained by a court if challenged.
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Home Health Corporation of America, Inc.
HHCA Acquisition Corporation, Inc.
U.S. HomeCare Corporation
November 7, 1997
Page -3-

     Further, the opinions set forth represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact could affect the opinions expressed herein.

     The opinions set forth herein are based upon the Federal income tax laws as of this date. No assurances can be provided as to future changes in or administrative or judicial interpretations of these laws.

     This letter is solely for your use in connection with the transaction referenced herein. It may not be reproduced, quoted in whole or in part, referred to in any other context or filed with any governmental agency without the prior written consent of this firm. We hereby consent to the references to our Firm and this opinion under the headings "Certain Federal Income Tax Consequences" in the Prospectus which forms a part of the Registration Statement, and to the filing of this opinion as an Exhibit thereto.

                    Very truly yours,


                    /s/ BLANK ROME COMISKY & McCAULEY